EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77C:
  Submission of matters to a vote of security holders.

EXHIBIT C:
  Attachment to item 77O:
  Transactions effected pursuant to Rule 10f-3

EXHIBIT D:
  Attachment to item 77Q1:
  Exhibits
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

EXHIBIT A:
Report of Independent Accountants
To the Board of Directors of
 Warburg Pincus Global Telecommunications Fund, Inc.:

In planning and performing our audit of the financial statements and financial highlights of the Warburg Pincus Global Telecommunications Fund, Inc. (the "Fund") for the year ended August 31, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of August 31, 2000.

This report is intended solely for the information and use of the Board of Directors of the Fund, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/PricewaterhouseCoopers LLP
Two Commerce Square
Philadelphia, Pennsylvania
October 13, 2000



EXHIBIT B:
SUB ITEM 77C: Submission of matters to a vote of security holders

A Special Meeting of shareholders of Warburg, Pincus
Global Telecommunications Fund, Inc. (the "Fund") was held at the offices of the Funds, 466 Lexington Avenue, New York, New York 10017-3147, on Friday, July 14, 2000, at 3:00 p.m., Eastern Time. The following matters were voted upon by the shareholders of the Fund and the resulting votes are presented below.

TO APPROVE A SUB-INVESTMENT ADVISORY
AGREEMENT AMONG THE FUND, CREDIT SUISSE ASSET
MANAGEMENT LLC AND CREDIT SUISSE ASSET
MANAGEMENT LIMITED.

FOR
3,641,776.7800 shares
97.7624% of total shares voted

AGAINST
33,018.0560 shares
0.8864% of total shares voted

ABSTAIN
50,334.1130 shares
1.3512% of total shares voted



EXHIBIT C:
SUB-ITEM 77O:  Transactions effected pursuant to Rule 10f-3

INFORMATION WILL BE DISPLAYED IN THE FOLLOWING ORDER:
OFFERING
DATE
BROKER
PRICE
SHARES/PAR
% OF OFFERING
SYNDICATE MEMBER


UT Starcom
3/2/00
Merrill
18.00
3,500
0.0350%
CS First Boston

OCI Comm-Private Placement
3/27/00
Griffiths McBurney
18.00
580,000
1.5676%
CS First Boston

AT&T Wireless Group Tracking
4/26/00
Merrill
29.50
127,000
0.0353%
CS First Boston



EXHIBIT D:
SUB-ITEM 77Q1: Exhibits
Form of Sub-investment advisory agreement among Warburg, Pincus Global Telecommunications Fund, Inc., Credit Suisse
Asset Management, LLC and Credit Suisse Asset Management
Limited.


SUB-INVESTMENT ADVISORY AGREEMENT
AUGUST      , 2000

Credit Suisse Asset Management Limited
Beaufort House
15 St. Botolph Street
London EC3A 7JJ

Dear Sirs:

Warburg, Pincus Global Telecommunications Fund, Inc.
(the "Fund"), a corporation organized and existing under the laws of the State of Maryland, and Credit Suisse Asset Management, LLC, as investment adviser to the Fund ("CSAM"), herewith confirms their agreement with Credit Suisse Asset Management Limited (the "Sub-Adviser"), a corporation organized under the laws of England, as follows:

1.	Investment Description; Appointment
The Fund desires to employ the capital of the Fund by
investing and reinvesting in securities of the kind and in accordance with the limitations specified in the Fund's Articles of Incorporation, as may be amended from time to time (the "Articles of Incorporation"), and in the Fund's Prospectus(es) and Statement(s) of Additional Information, as from time to time in effect (the "Prospectus" and "SAI," respectively), and in such manner and to such extent as may from time to time be approved by the Board of Directors of the Fund. Copies of the Prospectus, SAI and Articles of Incorporation have been or will be submitted to the Sub-Adviser. The Fund agrees to provide the Sub-Adviser copies of all amendments to the Prospectus and SAI on an on-going basis. The Fund employs CSAM as its investment adviser. CSAM desires to employ and hereby appoints the Sub-Adviser to act as its sub-investment adviser upon the terms set forth in this Agreement. The Sub-Adviser accepts the appointment and agrees to furnish the services set forth below for the compensation provided for herein.
2.	Services as Sub-Investment Adviser
(a)	Subject to the supervision and direction of CSAM,
the Sub-Adviser will assist CSAM in providing investment advisory and portfolio management advice to the Fund in accordance with
(a) the Articles of Incorporation, (b) the Investment Company Act of 1940, as amended (the "1940 Act"), and the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and all applicable Rules and Regulations of the Securities and Exchange Commission (the "SEC") and all other applicable laws and regulations, and
(c) the Fund's investment objective and policies as stated in the Prospectus and SAI and investment parameters provided by CSAM from time to time. In connection therewith, the Sub-Adviser will:
(i) furnish CSAM on behalf of the Fund such
information, investment recommendations, advice and
assistance as CSAM shall from time to time reasonably
request;
(ii) execute, or place orders for the execution of,
securities transactions on behalf of the Fund, after
consultation with CSAM;
(iii) confer with CSAM concerning the purchase,
retention or sale of securities on behalf of the Fund;
(iv) provide CSAM with statistical, research and
other factual data for its use in connection with the Fund's investment program;
(v) assist CSAM in monitoring the execution of
securities transactions and the settlement and clearance of securities transactions on behalf of the Fund; and
(vi) furnish CSAM and the Fund's Board of Directors
with such periodic and special reports as the Fund or CSAM
may reasonably request.
(b)	In connection with the performance of the services
of the Sub-Adviser provided for herein, the Sub-Adviser may contract at its own expense with third parties for the acquisition of research, clerical services and other administrative services that would not require such parties to be required to register as an investment adviser under the Advisers Act; provided that the Sub-Adviser shall remain liable for the performance of its duties hereunder.
3.	Execution of Transactions
(a)	The Sub-Adviser will execute transactions for the
Fund only through brokers or dealers appearing on a list of brokers and dealers approved by CSAM. In executing transactions for the Fund, selecting brokers or dealers and negotiating any brokerage commission rates, the Sub-Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any portfolio transaction, the Sub-Adviser will consider all factors it deems relevant including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and for transactions executed through the broker or dealer in the aggregate. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, to the extent that the execution and price offered by more than one broker or dealer are comparable the Sub-Adviser may consider any brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Sub-Adviser or to CSAM for use on behalf of the Fund or other clients of the Sub-Adviser or CSAM.
(b)	It is understood that the services of the Sub-
Adviser are not exclusive, and nothing in this Agreement shall prevent the Sub-Adviser from providing similar services to other investment companies or from engaging in other activities, provided that those activities do not adversely affect the ability of the Sub-Adviser to perform its services under this Agreement. The Fund and CSAM further understand and acknowledge that the persons employed by the Sub-Adviser to assist in the performance of its duties under this Agreement will not devote their full time to that service. Nothing contained in this Agreement will be deemed to limit or restrict the right of the Sub-Adviser or any affiliate of the Sub-Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, provided that doing so does not adversely affect the ability of the Sub-Adviser to perform its services under this Agreement.
(c)	On occasions when the Sub-Adviser deems the
purchase or sale of a security to be in the best interest of the Fund as well as of other investment advisory clients of the Sub-Adviser, the Sub-Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in a manner that is fair and equitable, in the judgment of the Sub-Adviser, in the exercise of its fiduciary obligations to the Fund and to such other clients. The Sub-Adviser shall provide to CSAM and the Fund all information reasonably requested by CSAM and the Fund relating to the decisions made by the Sub-Adviser regarding allocation of securities purchased or sold, as well as the expenses incurred in a transaction, among the Fund and the Sub-Adviser's other investment advisory clients.
(d)	In connection with the purchase and sale of
securities for the Fund, the Sub-Adviser will provide such information as may be reasonably necessary to enable the custodian and co-administrators to perform their administrative and recordkeeping responsibilities with respect to the Fund.
4.	Disclosure Regarding the Sub-Adviser
(a)	The Sub-Adviser has reviewed the disclosure about
the Sub-Adviser contained in the Fund's registration statement and represents and warrants that, with respect to such disclosure about the Sub-Adviser or information related, directly or indirectly, to the Sub-Adviser, such registration statement contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact which is required to be stated therein or necessary to make the statements contained therein not misleading.
(b)	The Sub-Adviser agrees to notify CSAM and the Fund
promptly of (i) any statement about the Sub-Adviser contained in the Fund's registration statement that becomes untrue in any material respect, (ii) any omission of a material fact about the Sub-Adviser in the Fund's registration statement which is required to be stated therein or necessary to make the statements contained therein not misleading, or (iii) any reorganization or change in the Sub-Adviser, including any change in its ownership or key employees.
(c)	Prior to the Fund or CSAM or any affiliated person
(as defined in the 1940 Act, an "Affiliate") of either using or distributing sales literature or other promotional material referring to the Sub-Adviser ("Promotional Material"), the Fund or CSAM, where applicable, shall forward such material to the Sub-Adviser and shall allow the Sub-Adviser reasonable time to review the material. The Sub-Adviser will not act unreasonably in its review of Promotional Material and the Fund or CSAM, where applicable, will use all reasonable efforts to ensure that all Promotional Material used or distributed by or on behalf of the Fund or CSAM will comply with the requirements of the Advisers Act, the 1940 Act and the rules and regulations promulgated thereunder.
(d)	The Sub-Adviser has supplied CSAM and the Fund
copies of its Form ADV with all exhibits and attachments thereto and will hereinafter supply CSAM and the Fund, promptly upon preparation thereof, copies of all amendments or restatements of such document.
5.	Certain Representations and Warranties of the Sub-
Adviser
(a)	The Sub-Adviser represents and warrants that it is
a duly registered investment adviser under the Advisers Act, a duly registered investment adviser in any and all states of the United States in which the Sub-Adviser is required to be so registered and has obtained all necessary licenses and approvals in order to perform the services provided in this Agreement. The Sub-Adviser covenants to maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement.
(b)	The Sub-Adviser represents that it has read and
understands the Prospectus and SAI and warrants that in investing the Fund's assets it will use all reasonable efforts to adhere to the Fund's investment objectives, policies and restrictions contained therein.
(c)	The Sub-Adviser represents that it has adopted a
written Code of Ethics in compliance with Rule 17j-1 under the 1940 Act and will provide the Fund with any amendments to such Code.
6.	Compliance
(a)	The Sub-Adviser agrees that it shall promptly
notify CSAM and the Fund (i) in the event that the SEC or any other regulatory authority has censured its activities, functions or operations; suspended or revoked its registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions, (ii) in the event that there is a change in the Sub-Adviser, financial or otherwise, that adversely affects its ability to perform services under this Agreement or (iii) upon having a reasonable basis for believing that, as a result of the Sub-Adviser's investing the Fund's assets, the Fund's investment portfolio has ceased to adhere to the Fund's investment objectives, policies and restrictions as stated in the Prospectus or SAI or is otherwise in violation of applicable law.
(b)	CSAM agrees that it shall promptly notify the Sub-
Adviser in the event that the SEC has censured CSAM or the Fund; placed limitations upon any of their activities, functions or operations; suspended or revoked CSAM's registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions.
(c)	The Fund and CSAM shall be given access to the
records of the Sub-Adviser at reasonable times solely for the purpose of monitoring compliance with the terms of this Agreement and the rules and regulations applicable to the Sub-Adviser relating to its providing investment advisory services to the Fund, including without limitation records relating to trading by employees of the Sub-Adviser for their own accounts and on behalf of other clients. The Sub-Adviser agrees to cooperate with the Fund and CSAM and their representatives in connection with any such monitoring efforts.
7.	Books and Records
(a)	In compliance with the requirements of Rule 31a-3
under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records required by Rule 204-2 under the Advisers Act for the period specified therein.
(b)	The Sub-Adviser hereby agrees to furnish to
regulatory authorities having the requisite authority any information or reports in connection with services that the Sub-Adviser renders pursuant to this Agreement which may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.
8.	Provision of Information; Proprietary and Confidential
Information
(a)	CSAM agrees that it will furnish to the Sub-
Adviser information related to or concerning the Fund that the Sub-Adviser may reasonably request.
(b)	The Sub-Adviser agrees on behalf of itself and its
employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, CSAM and prior, present or potential shareholders and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder except after prior notification to and approval in writing of the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply or when requested to divulge such information by duly constituted authorities.
(c)	The Sub-Adviser represents and warrants that
neither it nor any affiliate will use the name of the Fund, CSAM or any of their affiliates in any prospectus, sales literature or other material in any manner without the prior written approval of the Fund or CSAM, as applicable.
9.	Standard of Care
The Sub-Adviser shall exercise its best judgment in
rendering the services described herein. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or CSAM in connection with the matters to which this Agreement relates, except that the Sub-Adviser shall be liable for a loss resulting from a breach of fiduciary duty by the Sub-Adviser with respect to the receipt of compensation for services; provided that nothing herein shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Fund or CSAM or to shareholders of the Fund to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Sub-Adviser's reckless disregard of its obligations and duties under this Agreement. The Fund and CSAM understand and agree that the Sub-Adviser may rely upon information furnished to it reasonably believed by the Sub-Adviser to be accurate and reliable and, except as herein provided, the Sub-Adviser shall not be accountable for loss suffered by the Fund by reason of such reliance of the Sub-Adviser.
10.	Compensation
In consideration of the services rendered pursuant to
this Agreement, CSAM will pay the Sub-Adviser a quarterly fee equal to 50% of the quarterly fee received by CSAM from the Fund for its services as the Fund's investment adviser after any fee waivers and expense reimbursements. The fee for the period from the date of this Agreement to the end of the quarter during which this Agreement commenced shall be prorated according to the proportion that such period bears to the full quarterly period. Such fee shall be paid by CSAM to the Sub-Adviser within ten (10) business days after the last day of each quarter or, upon termination of this Agreement before the end of a quarter, within ten (10) business days after the effective date of such termination. Upon any termination of this Agreement before the end of a quarter, the fee for such part of that quarter shall be prorated according to the proportion that such period bears to the full quarterly period. The Sub-Adviser shall have no right to obtain compensation directly from the Fund for services provided hereunder and agrees to look solely to CSAM for payment of fees due.
11.	Expenses
(a)	The Sub-Adviser will bear all expenses in
connection with the performance of its services under this Agreement, which shall not include the Fund's expenses listed in paragraph 11(b).
(b)	The Fund will bear certain other expenses to be
incurred in its operation, including: investment advisory and administration fees; taxes, interest, brokerage fees and commissions, if any; fees of Directors of the Fund who are not officers, directors, or employees of CSAM or the Sub-Adviser or affiliates of any of them; fees of any pricing service employed to value shares of the Fund; SEC fees, state Blue Sky qualification fees and any foreign qualification fees; charges of custodians and transfer and dividend disbursing agents; the Fund's proportionate share of insurance premiums; outside auditing and legal expenses; costs of maintenance of the Fund's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders of the Fund and of the officers or Board of Directors of the Fund; and any extraordinary expenses.
12.	Term of Agreement
This Agreement shall commence on the date first written
above and shall continue for an initial two-year period commencing on the date first written above, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by
(a) the Board of Directors of the Fund or (b) a vote of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not "interested persons" (as defined the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, (i) by CSAM on 60 (sixty) days' written notice to the Fund and the Sub-Adviser, (ii) by the Board of Directors of the Fund or by vote of holders of a majority of the Fund's shares on 60 (sixty) days' written notice to CSAM and the Sub-Adviser, or (iii) by the Sub-Adviser upon 60 (sixty) days' written notice to the Fund and CSAM. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act) by any party hereto. In the event of termination of this Agreement for any reason, all records relating to the Fund kept by the Sub-Adviser shall promptly be returned to CSAM or the Fund, free from any claim or retention of rights in such records by the Sub-Adviser. In the event this Agreement is terminated or is not approved in the foregoing manner, the provisions contained in paragraph numbers 4(c), 7, 8 and 9 shall remain in effect.
13.	Amendments
No provision of this Agreement may be changed, waived,
discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by an affirmative vote of (a) the holders of a majority of the outstanding voting securities of the Fund and (b) the Board of Directors of the Fund, including a majority of Directors who are not "interested persons" (as defined in the 1940 Act) of the Fund or of either party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.
14.	Notices
All communications hereunder shall be given (a) if to
the Sub-Adviser, to Credit Suisse Asset Management Limited, Beaufort House, 15 St. Botolph Street, London EC3A 7JJ (Attention: David Collins), telephone: 44-20-7426-2795, telecopy:
44-20-7426-2799, (b) if to CSAM, to Credit Suisse Asset Management, LLC, 466 Lexington Avenue, New York, New York 10017-3147 (Attention: Hal Liebes), telephone: (212) 326-5454, telecopy: (212) 888-6773, and (c) if to the Fund, c/o Warburg Pincus Funds, 466 Lexington Avenue, New York, New York 10017-3147, telephone: (212) 878-0600, telecopy: (212) 878-9351
(Attention: President).
15.	Choice of Law
This Agreement shall be governed by, and construed in
accordance with, the laws of the State of New York in the United States, including choice of law principles; provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act or any applicable rules, regulations or orders of the SEC.
16.	Miscellaneous
(a)	The captions of this Agreement are included for
convenience only and in no way define or limit any of the provisions herein or otherwise affect their construction or effect.
(b)	If any provision of this Agreement shall be held
or made invalid by a court decision, by statute or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.
(c)	Nothing herein shall be construed to make the Sub-
Adviser an agent of CSAM or the Fund.
(d)	This Agreement may be executed in counterparts,
with the same effect as if the signatures were upon the same instrument.
******************
[signature page follows]

Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

Very truly yours,

CREDIT SUISSE ASSET MANAGEMENT, LLC
By: _________________________________
Name:  Hal Liebes
Title:    Managing Director

WARBURG, PINCUS GLOBAL TELCOMMUNICATIONS FUND, INC.
By: _________________________________
Name:  Hal Liebes
Title:    Secretary

CREDIT SUISSE ASSET
MANAGEMENT LIMITED
By: _______________________________
Name:  David Collins
Title:    Director